EXHIBIT 4.8

AMENDMENT TO INVESTMENT AGREEMENT

(the “Amendment”)

THIS AMENDMENT is made and entered into as of February 17, 2017,

BY AND AMONG

Investor1: Zhongguancun Translational Medicine Science & Technology Co., Ltd. (hereinafter referred to as “ZTMST” or "Investor 1") , a company registered under the laws of People's Republic of China, Company registration number 911101083355172390, having its principal place of business located at Room 101, Building 1, 538 Yongfengtun, Haidian District, Beijing, China;

Investor 2: Chongqing Liangjiang Yuanchuang Translational Medicine Science & Technology Co., Ltd. (hereinafter referred to as “CLYTMST” or "Investor 2"), a company registered under the laws of People's Republic of China, Company registration number 91500000MA5U8WD90, having its principal place of business located at No. 62/64/66 Yunhe Road, Shuitu Industrial Park, Liangjiang New District, Chongqing, the P.R.China;

Investor 3: Beijing BASIBA Biomedical Engineering Science & Technology Development Co., Ltd. (hereinafter referred to as “BASIBA” or "Investor 3"), a company registered under the laws of People's Republic of China, Company registration number 91110108MA004HDLXC, having its principal place of business located at No. 258, Building 1, No. 538 Yongfeng, Haidian District, Beijing, the P.R. China;

Investor 4: Beijing Jishi Daze Biological Science & Technology Center (hereinafter referred to as “Jishi” or "Investor 4"), a company registered under the laws of People's Republic of China, Company registration number 91110108MA0091RL20, having its principal place of business located at No. 337, Building 1, No. 538 Yongfeng, Haidian District, Beijing, the P.R. China; (Investor 1, Investor 2, Investor 3, and Investor 4 (collectively referred to as the “Investor”)are concerned parties in the investment under this Amendment);

AND

The Company: Nano-Textile Ltd., a company registered under the laws of Israel, Company registration number 514997741, having its principal place of business located at 14 Sade Itzhak, Nahariya 2230507 Israel (hereinafter referred to as the “Company”).

WHEREAS, the Investor and the Company entered into an Investment Agreement dated February 17, 2017, (the “Agreement”), pursuant to which the Investor agreed to invest Two Million U.S. Dollars (US$2,000,000) in the Company; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as detailed herein, while otherwise leaving the terms and conditions of the Agreement in full force and effect;

NOW THEREFORE the parties, through their authorized representatives, hereby agree to amend the Agreement as follows:

1.          Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. All capitalized terms used herein shall have the meaning ascribed to them in the Agreement, unless defined otherwise herein.

2.          The parenthetical clause at the end of Section 2.1.1 of the Agreement shall be revised to read as follows: "(including the 3% that was referenced in Section 2(c) of the non-binding MOU)."

3.          Section 4.2.1(e)(3) of the Agreement shall be revised to read as follows: "(3) To annul this Agreement by written notification to the Investor, and the Investor and the Company shall not be entitled to any compensation or right except for the issuance of shares in consideration for the Down Payment made by the Investor pursuant to the non-binding MOU."

4.          Section 4.2.2(a) of the Agreement shall be deleted in its entirety. There is no requirement for shareholder approval under applicable law.

5.          Section 5.2 of the Agreement shall be amended to read as follows:

"5.2           The Investor and Joshua Herchcovici, the majority shareholder of the Company, shall enter into a voting agreement whereby Mr. Herchcovici will undertake to vote his shares in the Company after the Closing in a manner so as to elect to the Board of Directors of the Company such number of directors designated in writing by the Investor such that the percentage of members of the Board of Directors designated by the Investor shall be equal to the Investor's shareholding percentage in the Company."

6.          Section 6.1 of the Agreement shall be amended to read as follows:

"6.1           The Company has been quoted on the OTC Pink, with 12,255,732 registered shares out of the total 82,265,969 issued shares of the Company."

7.          Section 6.3 of the Agreement shall be amended to read as follows:

"6.3           Any Company shares issued according to this Agreement will be duly and validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, claims and encumbrances imposed by or through the Company, conferring onto their holder such rights, preferences and privileges as set forth in the Company's Amended Articles. The Parties acknowledge that the shares issued according to this Agreement have not been registered under the Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act."

8.          A new Section 6.12 will be added to the Agreement to read as follows:

"6.12         The Investor represents and warrants that it is not a U.S. Person, and acknowledges that the Investor is not acquiring the shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the shares; provided, however, that the Investor may sell or otherwise dispose of any of the shares pursuant to registration of any of the Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein."

9.          Section 12.1 of the Agreement shall be amended to read as follows:

"12.1         Upon Closing, pursuant to Article 49.3 of the Amended Articles, and in accordance with the Investor's current shareholding ratio in the Company, the Board of Directors of the Company shall appoint a director designated by the Investor to the Board of Directors of the Company to serve until the next annual general meeting of the shareholders of the Company, at which time the directors of the Company will be elected by the shareholders in accordance with Section 5.2 of the Agreement."

10.         Schedule 2 of the Agreement shall be deleted in its entirety.

11.         This Amendment and the Agreement constitute the entire agreement and understanding between the parties with regard to the Investor's investment in the Company, and supersede any prior written or oral agreements. Any modifications to this Amendment or the Agreement must be in writing and signed by the authorized representatives of all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Investor 1:

/s/
中关村转化医学科技有限公司

Zhongguancun Translational Medicine Science & Technology Ltd.

Name:
Title:

Investor 2:

/s/
重庆两江源创转化医学科技有限公司

Chongqing Liangjiang Yuanchuang Translational Medicine Science & Technology Co., Ltd.

Name:
Title:

Investor 3:

/s/
北京巴斯巴生物医学工程科技发展有限公司

Beijing BASIBA Biomedical Engineering Science & Technology Development Co., Ltd.

Name:
Title:

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Investor 4:

/s/
北京济士大泽生物科技中心

Beijing Jishi Daze Biological Science & Technology Center

Name:
Title:

The Company:

/s/ Joshua Herchcovici

Nano-Textile Ltd.

Name:	Joshua Herchcovici
Title:	Chairman

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